Exhibit 4.123

Supplemental Agreement

This Supplemental Agreement (“This Agreement”) has been entered into on November 30, 2006 by and among the following parties in Beijing:

Party A 1: Hurray! Solutions, Ltd.

Party A 2: Beijing Enterprise Mobile Technology Co., Ltd.

Party A 3: Beijing Hutong Wuxian Technology Co,. Ltd.

All the parties above are referred to collectively as “Party A”.

Party B: Zhong Xiongbing

Party C 1: Guangdong Freeland Movie and Television Production Co., Ltd.

Party C 2: Beijing Shiji Freeland Movie and Television Distribution Co., Ltd.

Party C 3: Shanghai Hai Le Audio & Video Distribution Co., Ltd.

Hereinafter, Party C 1, Party C 2 and Party C 3 are referred to collectively as “Party C”.

Party D: Hong Kong Freeland Movie Industry Group Co., Ltd.

Authorized Representative: Zhong Xiongbing

Whereas:

1.	On the date of November 15, 2005, Party A, B, C and D entered into a Cooperation Agreement on establishment of a joint venture named Beijing Hurray! Freeland Digital Music Technology Co., Ltd. (hereinafter referred to as “Hurray! Freeland”). All the above-mentioned parties further signed the Supplemental Agreement I on November 18, 2005, the Supplemental Agreement II on November 23, 2005, the Supplemental Agreement III on , 2005, and the Supplemental Agreement IV on , 2006. (hereinafter all these agreements are referred to as the “Original Agreement”)

2.	Under Article 5.1.4 of the Original Agreement, one year after the Industrial and Commercial Registration Date of Hurray! Freeland, the Parties will adjust the consideration for equity transfer based on the Benchmark Profit of Hurray! Freeland.

3.	Under Article 5.2.2 of the Original Agreement, the Parties will pay up the Capital Increase in installments subject to the operational condition of Hurray! Freeland after its Industrial and Commercial Registration. Up to date, 2.7 million US dollars have been paid, while the outstanding 2.7 million US dollars (hereinafter referred to as “Outstanding Capital Increase”) remains unpaid due to Hurray! Freeland’s failure to satisfy the requirement set forth in the Original Agreement on Hurray! Freeland’s performance.

4.	Under Article 5.2.3 of the Original Agreement, the Parties will adjust the Capital Increase based on the actual Benchmark Profit of Hurray! Freeland during the calendar year after its Industrial and Commercial Registration Date.

NOW THEREFORE, through amicable consultations, the Parties have reached the following supplemental agreements in connection with the issues such as adjustment to equity transfer consideration, payment of Capital Increase and adjustment to Capital Increase as specified in the Original Agreement:

I. Notwithstanding the Original Agreement provides that the Parties shall adjust the consideration for equity transfer based on the Benchmark Profit of Hurray! Freeland one year after the Industrial and Commercial Registration Date of Hurray! Freeland, and adjust the Capital Increase based on the actual Benchmark Profit of Hurray! Freeland during the calendar year after its Industrial and Commercial Registration Date, the Parties have agreed to, for the sake of simplicity in conducting such adjustments, adjust the consideration for equity transfer and the amount of Capital Increase based on the actual Benchmark Profit of Hurray! Freeland during the calendar year (from January 1 through December 31, 2006; the same below) after the Industrial and Commercial Registration Date of Hurray! Freeland.

II. The Parties have agreed and confirmed that the actual Benchmark Profit of Hurray! Freeland during the calendar year after the Industrial and Commercial Registration Date of Hurray! Freeland shall be subject to the amount audited by one of four major accounting firms approved by Party A, which shall adopt the American Generally Accepted Accounting Principles. Moreover, the Parties have agreed that the above-mentioned amount shall be applied in adjusting the consideration for equity transfer and the Capital Increase, provided that the stipulations of 4.3 of this Agreement are satisfied.

III. The Parties have agreed and confirmed that on a temporary basis no adjustment will be made to the consideration for equity transfer and Capital Increase, and that, subject to the after-tax profit (“New Profit”) of Hurray! Freeland during the period from January 1 to December 31, 2007, which shall be audited by one of four major accounting firms approved by Party A in line with the American Generally Accepted Accounting Principles, they will determine whether to make adjustment to the consideration for equity transfer and Capital Increase based on the actual Benchmark Profit specified in Article 2 of this Supplemental Agreement and pursuant to Article 5.1.4 and 5.2.3 of the Original Agreement.

1. If the New Profit exceeds (not inclusive of) 12 million yuan RMB, the Parties agree not to make further adjustment to the consideration for equity transfer and Capital Increase and invest the Outstanding Capital Increase, equally 2.7 million US dollars, in Freeland Capital as additional investment.

2. If the New Profit exceeds (inclusive of )10 million yuan RMB but stands less than (inclusive of )12 million yuan RMB, the Parties agree not to make further adjustment to the consideration for equity transfer and Capital Increase and invest 50% of the Outstanding Capital Increase, equally 1.35 million US dollars, in Freeland Capital as additional investment.

3. If the New Profit stands less than 10 million yuan RMB, the Parties agree to make adjustment to the consideration for equity transfer and Capital Increase based on the actual Benchmark Profit specified in Article 2 of this Agreement and pursuant to Article 5.1.4 and 5.2.3 of the Original Agreement, with the Outstanding Capital Increase not to be invested in Freeland Capital as additional investment.

IV. The exercise of all the rights specified in Article 5.3, 5.4 and 7.9 of the Original Agreement shall be postponed for one year.

V. This Agreement is additional to the Original Agreement. In the event of any discrepancy between this Agreement and the Original Agreement, this Agreement shall prevail.

VI. This Agreement is made in eight (8) copies, with each party holding one copy. Each copy has the same binding force.

VII. This Agreement shall take effect after being stamped by Party A, C and D and signed by Party B on the date first written above.

In witness whereof, this Agreement has been executed by the following Parties:

Party A 1: Hurray! Solutions, Ltd.

Party A 2: Beijing Enterprise Mobile Technology Co., Ltd.

Party A 3: Beijing Hutong Wuxian Technology Co., Ltd.

Party B: Zhong Xiongbing

Party C 1: Guangdong Freeland Movie and Television Production Co., Ltd.

Party C 2: Beijing Shiji Freeland Movie and Television Distribution Co., Ltd.

Party C 3: Shanghai Hai Le Audio & Video Distribution Co., Ltd.

Party D: Hong Kong Freeland Movie Industry Group Co., Ltd.